Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Perspecta Inc. (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to the allocations inherent in the preparation of the combined financial statements) dated June 29, 2018 (November 14, 2018 as to the change in reportable segments described in Note 1) appearing in the Current Report on Form 8-K of Perspecta Inc. dated November 14, 2018.
/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
December 28, 2018